SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 15, 2010
LEVI STRAUSS & CO.
(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111
(Address of principal executive offices, including zip code)
(415) 501-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On July 15, 2010, the Board of Directors elected Fernando G. Aguirre as a new member of the Board, to be effective October 1, 2010. Mr. Aguirre will serve as a Class I director and will be compensated on the same terms as the other non-employee directors of the Company. His election fills a vacancy on the Board.
Mr. Aguirre, 52, is currently Chairman of the Board, President and Chief Executive Officer of Chiquita Brands International, Inc., a position he has held since 2004. From 2002 to 2004, Mr. Aguirre served as President, Special Projects for The Procter & Gamble Company (P&G), a manufacturer and distributor of consumer products. From 1980 to 2002, he served P&G in various capacities, including in an executive capacity with P&G’s Global Snacks and U.S. Food Products business. Mr. Aguirre is also a director of Coca-Cola Enterprises, Inc.
There is no understanding or arrangement between Mr. Aguirre and any other person or persons with respect to his election as director and there are no family relationships between Mr. Aguirre and any other director or executive officer or person nominated or chosen by the Company to become a director or executive officer. Mr. Aguirre will be a party to the Company’s standard form Director Indemnification Agreement. There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party in which Mr. Aguirre or any member of his immediate family had, or will have, a direct or indirect material interest.
A copy of the press release announcing the election of Mr. Aguirre is attached as Exhibit 99.1 hereto.

ITEM 9.01.	Financial Statements and Exhibits.
(c) Exhibits.
99.1 Press release, dated July 21, 2010, announcing the election of Fernando Aguirre to the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.
DATE: July 21, 2010	By:	/s/ Heidi L. Manes
		Name:	Heidi L. Manes
		Title:	Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated July 21, 2010, announcing the election of Fernando Aguirre to the Board.